Exhibit 99.1
CONTACT:
John E. Shave
Vice President, Investor Relations and Corporate Communications
Safeguard Scientifics, Inc.
610.293.0600
SAFEGUARD SCIENTIFICS TO FILE FORM 12B-25 TO EXTEND FILING DUE DATE OF
ITS 2007 ANNUAL REPORT ON FORM 10-K
Expects to File 10-K within Automatic 15-Day Extension Period;
Completes $21 Million Revolving Credit Facility with Majority-Owned Subsidiary, Clarient
Wayne, PA, March 17, 2008 — Safeguard Scientifics, Inc. (NYSE: SFE), a holding company which builds value in growth-stage technology and life sciences companies, today announced that it is filing a Form 12b-25, Notification of Late Filing, with the Securities and Exchange Commission (SEC) relating to its Annual Report on Form 10-K for the year ended December 31, 2007. This filing automatically extends the March 17, 2008 filing due date for up to 15 calendar days under SEC rules. Safeguard expects to file its Form 10-K with the SEC within this extension period.
Safeguard also announced today that it has completed a $21 million revolving credit facility with Clarient, Inc. (Nasdaq: CLRT), a majority-owned subsidiary. The facility with Clarient extends and expands the existing facility currently provided to Clarient by Safeguard. Clarient’s borrowings under the facility are intended to be used for certain capital expenses, working capital and retiring certain other debt facilities.
Safeguard’s Form 10-K is required to include financial and other information concerning Clarient. The preparation of Clarient’s financial statements has been delayed principally due to an analysis relating to billing information provided to Clarient by a third-party billing vendor and Clarient’s processes for reviewing and interpreting that information in connection with the preparation of Clarient’s consolidated financial statements. The analysis has affected the timetable for completion of Clarient’s financial statements and the related audit. The billing vendor issue and the delays in the completion of Clarient’s financial statements have also contributed to delays in the completion of potential financing arrangements being negotiated by Clarient with several parties, including Safeguard. These delays will prevent Safeguard from completing the consolidating procedures and preparing the financial and other disclosures necessary to enable Safeguard to file its Form 10-K by the March 17, 2008 due date. As a result of its ongoing analysis of the billing issues described above, Clarient’s management has preliminarily concluded that certain credit balances (relating to refunds owed to customers), totaling approximately $950,000 over a period of multiple quarters, had not been properly recorded in Clarient’s consolidated financial statements and that an adjustment to reduce Clarient’s revenue and record a liability relating to the impact of these credits was necessary. However, Clarient management’s analysis of this matter and its impact on specific reporting periods is still ongoing and subject to change. Clarient’s management has determined as a result of this analysis that a material weakness exists in Clarient’s internal control over financial reporting. Safeguard has not finalized its determination regarding the impact on management’s assessment of internal control over financial reporting at Safeguard in regard to this matter. The financing arrangements referred to have now been finalized as referenced above.
In connection with the Form 12b-25 filing, Safeguard also reported that in its Annual Report on Form 10-K for the year ended December 31, 2006, Safeguard reported net income of $71.3 million and $46.0 million for the fourth quarter and year ended December 31, 2006, respectively. Included in the above results was a net gain of $83.9 million reported in discontinued operations in connection with Safeguard’s sale of its holdings in Mantas, Inc. in October 2006. Safeguard does not anticipate reporting significant income or loss from discontinued operations in the fourth quarter ended December 31, 2007. In addition, during 2007 Safeguard acquired interests in five companies accounted for under the equity method. New holdings in growth-stage companies have resulted in equity losses of $4.8 million and $14.1 million in the fourth quarter and year ended December 31, 2007, respectively, compared to $1.1 million and $3.3 million in the corresponding periods of 2006. These items represent the most significant anticipated changes in results of operations for the fourth quarter and year ended December 31, 2007 from the corresponding periods in 2006.

About Safeguard Scientifics
Founded in 1953 and based in Wayne, Pennsylvania, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative technology and life sciences companies. Safeguard targets technology companies in Software as a Service (SaaS), Technology-Enabled Services and Internet-based Businesses, and life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices and Specialty Pharmaceuticals with capital requirements between $5 and $50 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. www.safeguard.com
Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. These forward-looking statements that could cause actual results to differ materially, include, among others, longer than expected delays in Clarient’s completion of its financial statements and Annual Report on Form 10-K, which could result in longer than expected delays in the filing of the Company’s Annual Report on Form 10-K, changes in Clarient’s results of operations which could result in changes to Safeguard’s consolidated results of operations for 2007 as compared to 2006, and certain other factors described in the Company’s filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.
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